CERTIFICATE OF CORRECTION OF

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

Kirlin Holding CORP.

Pursuant to Section 103(f) of the

Delaware General Corporation Law

Kirlin holding Corp. ("corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1. The name of the Corporation is Kirlin Holding Corp.

2. The Certificate of Amendment of Certificate of incorporation of the Corporation, which was filed by the Secretary of State of Delaware on December 18, 2002, is hereby corrected.

3. The inaccuracy to be corrected In said instrument is as follows:

The par value for the common stock and preferred stock is $.0001, not $.01 referenced to in the second paragraph of paragraph SECOND.

4. The portion of the instrument corrected form is as follows:

"The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is eight million (8,000,000) shares, of which seven million (7,000,000) shares shall be designated as the common stock par value $.0001 per and one million (l,000,000) shares of which shell be designated as the preferred stock, value $.0001 per share, of the Corporation."

Executed on this 1st day of April, 2003.

David . Lindner

Chairman and Chief E:x;ecutive Officer

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 04:00 PM 04/03/2003
030222346 - 2419873